Exhibit d.8
   AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT


     This Amendment to the Amended Expense
Cap/Reimbursement Agreement (the "Agreement") entered into as of the 26th day of February, 1999, and amended
August 2, 1999, is entered into as of the 31st day of December 1999, between Frontegra Asset Management, Inc.
(the "Adviser") and Frontegra Funds, Inc. (the
"Company") on behalf of the Frontegra Total Return Bond
Fund, Frontegra Opportunity Fund and Frontegra Growth
Fund.

     WHEREAS, the Agreement provides that it shall terminate on February 29, 2000 unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement;

     WHEREAS, the parties to the Agreement wish to extend the term of the Agreement until December 31, 2000.

     NOW THEREFORE, the parties agree as follows:

     Pursuant to this Amendment, the Agreement shall terminate on December 31, 2000, unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement.

     All other provisions of the Agreement shall remain in full force and effect.


                              FRONTEGRA ASSET MANAGEMENT, INC.



                              By:  /s/ William D.Forsyth, III
                                   ----------------------------
                                   William D. Forsyth, III
                                   Co-President

                              FRONTEGRA FUNDS, INC.



                              By:  /s/ Thomas J. Holmberg, Jr.
                                   -----------------------------
                                   Thomas J. Holmberg, Jr.
                                   Co-President